Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas 27th Floor New York, New York 10020-1104 www.dlapiper.com

July 24, 2020

Whole Earth Brands, Inc.

125 S. Wacker Drive

Suite 3150

Chicago, Illinois

Re:	Whole Earth Brands, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion in our capacity as counsel to Whole Earth Brands, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “Commission”) on July 24, 2020 (the “Registration Statement”) of (a) the issuance by the Company of up to 10,131,750 shares of common stock, par value $0.0001 per share (the “common stock”) from time to time upon the exercise of warrants, and (b) the resale from time of time of (i) an aggregate of 14,631,750 shares of common stock, consisting of (x) 12,000,000 shares of common stock and (y) 2,631,750 shares of common stock issuable upon the exercise of warrants, and (ii) 5,263,500 warrants, in each case, by the selling security holders named in the prospectus forming a part of the Registration Statement (the “selling security holders”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering the opinions stated herein, we have examined the Registration Statement and the Amended and Restated Warrant Agreement, dated as of June 25, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), which has been filed as Exhibit 4.2 to the Registration Statement, including the form of warrant certificate included therein. We have also examined such other documents, records, certificates, resolutions and other instruments deemed necessary as a basis for this opinion. We have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.	The 10,131,750 shares of common stock issuable upon exercise of the warrants, when issued and paid in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable.

2.	The 12,000,000 shares of common stock held by the selling security holders have been validly issued, and are fully paid and non-assessable.

3.	The 5,263,500 warrants, exercisable for 2,631,750 shares of common stock, held by the selling security holders constitute valid and binding obligations of the Company.

With your consent, we have assumed (a) that the warrants have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such warrants constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

Whole Earth Brands, Inc.

July 24, 2020

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the offering of the warrants.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the Delaware General Corporation Law be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)